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May 23, 2014

Board of Trustees
HIMCO Variable Insurance Trust

One Hartford Plaza

Hartford, Connecticut 06155

Re:          HIMCO Variable Insurance Trust
HIMCO VIT Index Fund
Form N-14 Registration Statement
File No. 811-22954

Dear Members of the Board of Trustees:

We have acted as counsel to HIMCO Variable Insurance Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (“SEC”), on May 23, 2014, relating to the transfer of all of the assets of the Hartford Index HLS Fund, a series of Hartford Series Fund, Inc. (the “Company”), a Maryland corporation (the “Acquired Fund”), in exchange for the issuance of shares of beneficial interest of the HIMCO VIT Index Fund (the “Acquiring Fund”), a series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Company, on behalf of the Acquired Fund, filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Declaration of Trust and Amended and Restated By-Laws, each as amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion addresses matters of Delaware law, we have relied upon the provisions of the Delaware Statutory Trust Act, and have otherwise assumed that the laws of Delaware are identical to the laws of Massachusetts in all relevant respects.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Acquiring Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP

Dechert LLP